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                                                                    Exhibit 23.2




                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 No. 333-37187, as amended by Amendment No. 1 thereto filed on November 21, 1997, and related Prospectus of Chiquita Brands International, Inc. for the registration of 2,153,846 shares of its common stock and to the incorporation by reference therein of our report dated March 26, 1997, with respect to the financial statements of Owatonna Canning Company for the years ended February 28, 1997, February 29, 1996 and February 28, 1995 included in the Chiquita Brands International, Inc. Current Report on Form 8-K dated September 15, 1997, filed with the Securities and Exchange Commission.





                                               /s/ HUTTON, NELSON & McDONALD LLP




Oakbrook Terrace, Illinois
November 21, 1997